UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 16, 2013

SUNRISE GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53047	20-8767728
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2530 S. Birch Street, Santa Ana, CA	92797
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (714) 545-7777

201 West Garvey Avenue, Suite 102-208, Monterey Park, CA 91754

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.01        Changes in Control of Registrant.

On May 16, 2013, our controlling stockholder, Shaojun Sun, sold 2,300,000 shares of our common stock (the “Control Shares”) held by him to Greenkraft, Inc., a California corporation, for $125,000 pursuant to the terms of a stock purchase agreement.  As a result of this transaction, Mr. Shaojun Sun transferred control of us to Greenkraft, giving Greenkraft approximately 68% of all votes entitled to be cast in any matter requiring or permitting a vote of stockholders.  Arrangements relating to the officers and directors are set forth in Item 5.02 below.  The sale of the Control Shares was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(1) of the Securities Act (under the so-called “4(1 ½) exemption” of the Securities Act).  The information that would be required if we were filing a general form for registration of securities on Form 10 under the Securities Exchange Act of 1934, as amended, is set forth in our annual report on Form 10-K for the year ended April 30, 2012.

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 16, 2013, in connection with the stock purchase agreement described under Item 5.01 above, Shaojun Sun resigned as our President, Chief Financial Officer, and Secretary.  The board of directors appointed Mr. George Gemayel as a director to fill a vacancy on the board of directors.  The board of directors then appointed Mr. Gemayel as our President, Chief Financial Officer, and Secretary concurrent with the closing of the stock purchase agreement. Thereafter, Mr. Sun resigned as a director concurrent with the closing.  Mr. Sun’s resignation as a director was not based on any disagreement with us on any matter relating to our operations, policies, or practices.

George Gemayel is our President, Chief Financial Officer, and Secretary.  Mr. Gemayal has extensive knowledge and experience in the automotive industry and in the fields of automotive emissions and testing.  In 2008, Mr. Gemayel founded Greenkraft, Inc., a privately held manufacturer of trucks, engines, and alternative fuel systems that are powered by natural gas and propane fuels, and has been its Chief Executive Officer since that time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRISE GLOBAL, INC.

(Registrant)

Date: May 30, 2013	By:	/s/ George Gemayel
George Gemayel, President

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